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                                                                    Exhibit 99.1

                                 RISK FACTORS


     Lack of Operating History and Experience in the Internet Service Business. Because IFX has recently begun to pursue the development of Internet services and the acquisition of Internet service providers in Latin America, its acquisition and development strategy is in the early development stages. IFX has limited experience in providing Internet services and, accordingly, a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants, such as IFX, in the Internet services industry. These risks include identification of entry opportunities, intense competition, changing technology and evolving industry standards, changing user demand for Internet access and other Internet services, dependence upon the Internet and general economic conditions in the region. If IFX fails to add significantly to its user base in Latin America, the Company may not be able to grow revenues, implement its business plan or achieve economies of scale.

     IFX's success in the Internet business will also depend upon its ability to hire and retain qualified executive and management employees with significant experience in managing and expanding an Internet services business in the markets in which it seeks to operate. IFX can give no assurance that it will be able to successfully hire, retain or motivate qualified employees. Further, IFX can give no assurance that it will be successful in acquiring or building the necessary Internet service network or that the services it offers over any such network will be profitable.

     Dependence upon the Creation of a Network Infrastructure. IFX's success depends in part upon its ability to create an Internet network infrastructure that covers significant regions or areas of Latin American countries. IFX's success also depends upon the ability of its customers to access this network with ease of use and to have a high quality Internet experience with consistency of service throughout the network. IFX's primary strategy for creating the necessary infrastructure is to acquire ISPs that have an existing network infrastructure, qualified personnel and an existing subscriber base and, in certain countries, to develop new ISPs. IFX also anticipates that expansions and adaptations of its network infrastructure will be necessary to supplement its acquisition strategy. This will require substantial financial, operational and managerial resources. IFX can give no assurance that it will be able to acquire and develop the network infrastructure in Latin America necessary to compete successfully with the industry's evolving standards on a timely or cost-effective basis, or at all. Also, it may not be able to deploy successfully any expanded and adapted network infrastructure. Failure to create a successful infrastructure may materially adversely affect its business and operating results.

     The process of consolidating IFX's ISPs and integrating its regional operations may take a significant period of time, may place a significant strain on its resources, and could prove to be more expensive than predicted. IFX may be required to increase current expenditures in order to accelerate the integration and consolidation of its ISPs with the goal of achieving longer-term cost savings and improved profitability. These expenses may include the following, among others: the elimination of redundant staffing positions; personnel relocation; the cancellation of overlapping Internet access contracts; the closure of redundant points of presence; system upgrades; and the integration of these ISPs' operations onto IFX's network, customer care, billing, financial and other international support systems. However, IFX has limited practical experience related to the process of consolidating ISPs and can give no assurance that these projected long-term cost savings and improvements in profitability can or will be realized. Further, IFX can give no assurance that customer support or network infrastructure resources will be sufficient to manage the growth in its business or that it will be successful in implementing its expansion program in whole or in part.

     Challenges of Growth By Acquisitions. IFX depends in part on its ability to identify and acquire ISPs that meet its acquisition criteria. IFX seeks to create a market presence internationally, to gain strength in Internet connectivity and web hosting core service platforms, and to add additional enhanced service capabilities. IFX faces and may continue to face significant competition for appropriate acquisition candidates. IFX may compete with other communications or Internet companies with similar acquisition strategies, many of which may be larger, have greater financial and other resources and be owned or partially-owned by foreign governments. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. IFX can give no assurance that it will be able to identify suitable ISPs or be able to complete any acquisitions of or investments in those targeted ISPs on acceptable terms and conditions.

     Once consummated, these acquisitions will continue to present certain risks, including:

          - the difficulty of integrating the acquired operations, technology and personnel;

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          - the possible inability of IFX's management to maximize its financial and strategic position by the successful incorporation of acquired technology and products into its service offerings and to maintain uniform standards, controls, procedures and policies;

          - the possible acquisition of substantial contingent or undisclosed liabilities;

          - the risks of entering markets in which it has little or no direct prior experience; and

          - the potential impairment of relationships with employees and customers as a result of changes in management or other business operations.


     IFX may not be successful in overcoming these risks or any other problems encountered in connection with future acquisitions. In addition, future acquisitions could materially adversely affect its operating results as a result of dilutive issuances of equity securities, the incurrence of additional debt or the amortization of expenses related to acquired customer bases, goodwill or other intangible assets. Further, IFX's ability to complete transactions with ISPs may require significant additional financial resources.

     Risks Associated With an Internet Business. IFX is new to the Internet service provider business and, therefore, lacks operating history and experience in the industry. In addition, IFX's business is vulnerable to risks associated with the Internet business in general, many of which are significant. For example, the laws relating to the regulation and liability of Internet access providers in relation to information carried or disseminated is undergoing a process of development in many countries. Legal decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services. Although IFX will implement certain network security measures, such as limiting physical and network access to its routers, the network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users, which could lead to interruptions of, delays in or cessation of service to its customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of IFX's customers and, in turn, could deter potential customers and adversely affect existing customer relationships. IFX relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines. IFX may experience disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services on a timely basis, or at all.

     Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from telecommunications companies, could affect IFX's pricing. Additional laws could cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. IFX can give no assurance that violations of local laws will not be alleged or charged by foreign governments, that it might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted in the future. Any of the foregoing developments could have a material adverse effect on IFX's business, results of operations and financial condition. In addition, its subscribers may discontinue their service at the end of any month for any reason. IFX's revenue will depend on its ability to attract and retain such subscribers.

     IFX may be dependent on third parties to stimulate demand for its products and services where it does not have a direct sales force. These channel distributors may include computer and telecommunications resellers, value added resellers, original equipment manufacturers, systems integrators, web designers and advertising agencies. If IFX fails to gain commercial acceptance in certain markets, these channel distributors may discontinue their relationships with IFX. The loss of channel distributors, the failure of such parties to perform under agreements with IFX, or the inability to attract other channel partners with the expertise and industry experience required to market its products and services could have a material adverse effect on IFX's operating results.

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     Risks Associated with the Free Internet Service Model. IFX's new subsidiary, Tutopia.com, Inc., provides free basic-level Internet access in Latin America. The free access model is unproven and a number of other businesses in the United States offering free Internet access have failed. Since Tutopia.com only began offering Internet access in February 2000, we have a limited operating history, which will make it difficult for you to evaluate our performance. In addition, the free Internet access in Latin America could have a material impact on the Company's financials, because paying users may shift to free access.

     These risks are particularly acute in our Tutopia.com business model because, unlike our traditional Internet access fees, we do not have a measurable and predictable revenue stream from user access fees. If we are not able to successfully address these risks, we will not be able to grow our business, compete effectively or achieve profitability. These factors could cause our stock price to fall significantly.

     Because our Tutopia.com subsidiary does not charge our users any fees for our Internet access and e-mail services, we will depend primarily on our ability to generate advertising revenues. Accordingly, if Tutopia.com fails to generate sufficient advertising revenues, we may not be able to support our operations. We generate, and intend to generate, revenues from a variety of different arrangements including sales of targeted and untargeted banner advertising, sponsorships and referrals to third party Web-sites. Tutopia.com has limited experience marketing and pricing these types of arrangements, and have limited actual experience with respect to the performance of such arrangements. As such, we do not know if we are appropriately pricing, marketing or structuring these arrangements, or whether we will perform under these arrangements to the satisfaction of the other parties. Tutopia.com's failure to appropriately price, market or structure these arrangements could impact our ability to enter into and perform under these arrangements, or to renew these arrangements on similar or acceptable terms. In addition, the success of some of these arrangements will depend on our ability to effectively target users based on demographic and other information. Tutopia.com may encounter legal, technical, and other limitations on this ability, including problems associated with the accuracy of the information provided by our users, which we do not corroborate. In light of these factors, we cannot assure you that Tutopia.com will be able to attract sufficient advertising revenues to support our operations.

     In addition, competition for Internet-based advertising revenues is intense and the amount of available standard banner advertising space on the Internet is increasing at a significant rate. These factors are causing Internet advertising rates to decline, and it is possible that rates will continue to decline in the future.

     Many of Tutopia.com's advertising competitors have longer operating histories, greater name recognition, larger user bases, significantly greater financial, technical, sales and marketing resources and more established relationships with advertisers than we do. These advantages may allow such competitors to respond more quickly than we can to new or emerging technologies and changes in advertiser requirements. Tutopia.com must also compete with television, radio, cable and print media for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium.

     Advertising Revenues Will Suffer If We Are Unable To Demonstrate That Our Registered Users Are Actively Using Our Service. If Tutopia.com is not able to demonstrate to our advertisers that our registered users are actively using our service, advertisers may choose not to advertise with us and our advertising revenues could be materially and adversely affected. Also, some new users use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be less likely to continue using our service.

     Risks Associated With International Operations and Expansion. IFX focuses its Internet business on Latin American markets. It can give no assurance that acceptance of the Internet or demand for Internet connectivity, web hosting and other enhanced Internet services will increase significantly in these markets. However, IFX believes that it will need to move quickly into international markets in order to establish critical market presence and credibility, though it can give no assurance that it will be able to do so.

     IFX may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct its foreign operations successfully. However, it can give no assurance that it will be able to identify desirable joint venture or strategic partners in these markets or that it will be able to obtain the permits and operating licenses required to conduct business and offer Internet services in these markets. In addition to the

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uncertainty of IFX's ability to create an international presence, IFX faces certain additional risks inherent in doing business on an international level. Such risks include:

          - competition from government-owned or subsidized businesses, including telecommunication companies and ISPs;

          - unexpected changes in or delays resulting from regulatory, licensing and foreign investment requirements, tariffs, customs, duties and other trade barriers;

          -  difficulties in staffing and managing foreign operations;

          - longer payment cycles and problems in collecting accounts receivable;

          - political instability, expropriation, nationalization, war, insurrection and other political risks;

          - high levels of inflation, fluctuations in currency exchange rates or foreign exchange controls which restrict or prohibit repatriation of funds;

          - poor quality of telecommunications and lack of technological advances;

          -  technology export and import restrictions or prohibitions; and

          -  potentially adverse tax consequences.


     IFX can give no assurance that such factors will not have an adverse effect on its future international operations. In addition, it can give no assurance that laws or administrative practice relating to telecommunications, taxation, foreign exchange or other matters of countries within which it may operate will not change in a manner adverse to its business. Any such change could have a material adverse effect on IFX's business, financial condition and results of operations.


     Underdeveloped Telecommunications Infrastructure Could Limit The Growth Of Our Internet Operation In Latin America And Adversely Affect Our Business. Access to the Internet requires a relatively advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of Latin America is not as well-developed as in the United States or Europe. The quality and continued development of the telecommunications infrastructure in Latin America will have a substantial impact on our ability to deliver our services and on the market acceptance of the Internet in Latin America in general. If further improvements to the Latin American telecommunications infrastructure are not made, the Internet will not gain broad market acceptance in Latin America. If access to the Internet in Latin America does not continue to grow or grows more slowly than we anticipate, our business, financial condition and results of operations will be materially and adversely affected.


     Competition; Pricing Fluctuation. The market for Internet connectivity and related services is extremely competitive and characterized by rapidly changing technology and evolving standards which can be significantly influenced by the marketing and pricing decisions of the largest industry participants. IFX anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted and likely will continue to attract many new start-ups as well as existing businesses from different industries. In addition, new business models, such as the free Internet service provider model in which users do not pay for connectivity service, may pose a significant risk to the Company.

     In some cases, IFX will be forced to compete with and/or buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to IFX's business or other competitive advantages. IFX can give no assurance that it will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with its previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and customs, and enjoy better relationships with customers and suppliers. IFX can give no assurance that it can obtain similar levels of local knowledge, access or expertise. Failure to obtain that knowledge could place IFX at a significant competitive disadvantage.

     Our Competitors. The Company currently competes or expects to compete with the following types of companies:

          -  established national Internet service providers in Latin America,
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          -  computer hardware and software and other technology companies that will start bundling Internet access in their products;

          - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

          - national and regional Web hosting companies that focus primarily on providing Web hosting services;

          -  cable operators and on-line cable services;

          -  local telephone companies providing ISP services; and

          -  other free Internet service providers that may enter the market.


     IFX believes that new competitors, including established ISP and telecommunications companies, will continue to enter the Internet access market, resulting in even greater competition. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with ISP services, reducing the overall cost of their Internet access and significantly increasing pricing pressures on the Company. The ability of its competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or Web hosting could also put the Company at a significant competitive disadvantage.

     Equipment. IFX cannot guarantee that it will be able to obtain the necessary equipment, or the financing to acquire such equipment, to enable it to expand its Latin American network. In addition, IFX cannot guarantee that the equipment it maintains will be the most current and up to date equipment for its subscribers' connectivity to the Internet, which could have an impact in the number of subscribers it has.

     Dependence on Key Personnel. Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of people with knowledge of and experience in the Internet service industry, especially in the Latin American market. The process of locating personnel with the combination of skills and attributes required to carry out its strategies may often be lengthy. IFX's success depends to a significant degree on its ability to attract and retain qualified management, technical, marketing and sales personnel and on the continued contributions of such people. IFX's employees may voluntarily terminate their employment at any time. IFX can give no assurance that it will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on IFX's business, financial condition or results of operations.

     Need for Additional Financing. The Company must continue to enhance and develop its network in order to maintain its competitive position and continue to meet the increasing demands for service, quality, availability, and competitive pricing. The Company intends to expand or open POPs or make other capital investments as dictated by subscriber demand or strategic considerations. The Company must spend significant amounts of money for acquisitions, new equipment, leased telecommunications facilities , compensation expenses and advertising. In addition, to further expand its subscriber base, the company will probably have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of its Internet access services. The Company may also need to spend significant amounts of cash to fund growth, operating losses and respond to unanticipated developments or competitive pressures.

     Presently, the Company derives a significant amount of its funds from the earn-out payments from the sale of assets of discontinued operations. For the E.D.& F Man sale, the amount of the earn-outs payments will depend on the profitability (as specifically defined) of that business and the percentage earn-out decreases, successively, over the remainder of the payment period, which ends on December 31, 2001. For the IFX Ltd. sale, the amount of the earn-out payments depends upon the profitability (as specifically defined) of the business that was sold over the remainder of the payment period, which ends on June 30, 2002. There can be no assurance that such payments will continue at their current levels, or that those earn-out will be sufficient to continue to fund a significant portion of the operations.

     If the Company does not have enough cash on hand, cash generated from earn-out payments from its discontinued operations, or cash available under vendor financing agreements, the Company will need to seek alternative sources of financing, such as borrowings or placements of debt or equity securities, to carry out its growth and operating plans. The Company may not be able to raise needed cash on terms acceptable to it or at all. If alternative sources of financing are required, but are insufficient or unavailable, the Company will be required to modify its growth and operating plans to the extent of available funding, if any. No assurance can be given that actual cash requirements will be met, that such requirements will not exceed IFX's budget or that anticipated revenues will be realized.

     Risk of Internet Technology Trends and Evolving Industry Standards. IFX's products and services target users of the Internet. The number of Internet users has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. IFX's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop and improve its technical expertise, to enhance its current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. IFX can give no assurance that it will be successful in accomplishing any of these tasks or that such new technologies or enhancements will achieve market acceptance. IFX believes that its ability to compete successfully also depends upon the continued compatibility and interoperability of its services with products and architectures offered by various third party vendors. IFX can give no assurance that it will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, IFX can give no assurance that services or technologies developed by others will not render its services or technology uncompetitive or obsolete. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by IFX through its ISPs is not broadly accepted, IFX's business, operating results and financial condition will be materially adversely affected.

     In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in IFX's target business market. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including:

          -  inconsistent quality of service;

          -  lack of availability of cost-effective, high-speed options;

          -  a limited number of local access points for corporate users;

          -  inability to integrate business applications on the Internet;

          - the need to deal with multiple and frequently incompatible vendors;

          - inadequate protection of the confidentiality of stored data and information moving across the Internet; and

          -  a lack of tools to simplify Internet access and use.

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial use of the Internet to date. There can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact IFX's business, financial condition and result of operations.

     Volatility of Stock Price. IFX's Common Stock may be subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results, public announcements of acquisitions, strategic alliances and joint ventures, general conditions in the Internet industry, and general economic and market conditions in the markets in which the Company operates. In addition, the stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of equity securities of some companies, including companies in the Internet service business, and that often have been unrelated to the operating performance of such companies.

     Continuing Losses and Negative Cash Flow from Continuing Operations. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, as well as difficulties encountered by companies operating in emerging markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract and retain qualified persons, continue to upgrade its management and financial systems, and continue to upgrade its technologies and commercialize its network services incorporating such technologies. The Company cannot assure you that it will be successful in addressing such risks, and the failure to do so could have a material adverse effect on its business, financial condition and results of operations. Although the Company has experienced revenue growth from continuing operation from quarter to quarter, it has incurred losses and experienced negative EBITDA from continuing operations during those quarter. The Company may continue to operate at a net loss and may experience negative EBITDA as it continues its acquisition program and the expansion of its Latin America network operations. The Company cannot assure you that it will be able to achieve or sustain profitability or sustain positive EBITDA. The Company's operating results may fluctuated in the future as a result of a variety of factors, some of which are outside its control. These factors, include, among others:

          - general economic conditions and specific economic conditions in the Internet access industry;

          - user demand for Internet services;

          - capital expenditures and other costs relating to the expansion of operations of the Company's network;

          - the introduction of new services by IFX or its competitors;

          - the mix of services sold and the mix of channels through which those services are sold;

          - pricing changes and new product introductions by the Company and its competitors;

          - delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

          - potential adverse regulatory developments.

As a strategic response to a changing competitive environment, the Company may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on its business, results of operations and cash flow.

     Acquisitions and Strategic Alliances. Growth through acquisitions represents a principal component of its business strategy. Over the past 10 months ended December 31, 1999, the Company acquired approximately 18 ISPs primarily in some of the largest Latin American telecommunications markets. The Company may also seek to develop strategic alliances and investments (including venture capital investments) both domestically and internationally. Any such future acquisitions or strategic alliances and investments would be accompanied by the risks commonly encountered in acquisitions, strategic alliances or investments. Such risks include, among other things:

          - the difficulty of integrating the operations and personnel of the companies, particularly in Latin American markets;

          - the potential disruption of its ongoing business;

          - the inability of management to maximize its financial and strategic position by the successful incorporation of licensed or acquired technology and rights into its service offerings; and

          - the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

     The Company cannot assure you that it will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, strategic alliances or investments. The Company believes that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies it will be able to realize cost savings. However, the Company cannot assure you that its integration of acquired companies' operations will be successfully accomplished. The Company's inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on its business, financial condition and results of operations. In addition, as the Company proceeds with acquisitions in which the consideration consists of cash, a substantial portion of its available cash will be used to consummate such acquisitions.

     As with each of its recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for the Company likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. Furthermore, in connection with acquisitions or strategic alliances, the Company could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with its existing business.

     The Company expects that competition for appropriate acquisition candidates may be significant. The Company may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than the Company has. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. The Company cannot assure you that it will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

     Ability to Manage its Operations and its Financial Resources. Our rapid growth has placed a strain on its administrative, operational and financial resources and has increased demands on its systems and controls. The Company plans to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. The Company anticipates that its Internet Service Provider may require continued enhancements to and expansion of its network. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with its existing business may take a significant amount of time. It may also place additional strain on the Company's resources and could subject it to additional expenses. The Company cannot assure you that it will be able to integrate these companies successfully or in a timely manner. In addition, the Company cannot assure you that its existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

     The following risks, associated with its growth, could have a material adverse effect on its business, results of operations and financial condition:

     - its inability to continue to upgrade its networking systems or its operating and financial control systems;

     - its inability to recruit and hire necessary personnel or to successfully integrate new personnel into its operations;

     - its inability to successfully integrate the operations of acquired companies or to manage its growth effectively; or

     - its inability to adequately respond to the emergence of unexpected expansion difficulties.

     Currency and Exchange Risks. Most of its revenues are derived from operations outside the United States and the majority of its assets were in operations outside of the United States. The Company anticipate that a significant percentage of its future revenue and operating expenses will continue to be generated from operations outside the United States and the Company expect to continue to invest in Latin American businesses. Consequently, a substantial portion of its revenue, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations of customers and of IFX in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to U.S. dollars. Furthermore, those customers and IFX may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although the Company have not entered into hedging transactions to limit its foreign currency risks, as a result of the increase in its foreign operations, the Company may implement such practices in the future. The Company cannot assure you that the occurrence of any of these factors will not have a material adverse effect on its business, financial position or results of operations.

     Dependence on Suppliers. The Company is dependent on third party suppliers for its phone line connections, bandwidth and e-mail. Some of these suppliers are or may become competitors of the Company, and such suppliers are not subject to any contractual restrictions upon their ability to compete with the Company. If these suppliers change their pricing structures, the Company may be adversely affected. Moreover, any failure or delay on the part of the Company's network providers to deliver bandwidth to it or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect the Company.

     The Company is also dependent on third party suppliers of hardware components. Although the Company attempts to maintain a minimum of two vendors for each required product, some components used for providing its networking services are currently acquired or available from only one source. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on the Company. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to its desire to maintain good relationships with the suppliers. As its suppliers revise and upgrade their equipment technology, the Company may encounter difficulties in integrating the new technology into its network.

     Many of the vendors from whom the Company purchase telecommunications bandwidth, including the local phone companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, recently enacted legislation will produce changes in the market for telecommunications services. Moreover, the Company is subject to the effects of other potential regulatory actions which, if taken, could increase the cost of its telecommunications bandwidth through, for example, the imposition of access charges.

     Risks Of Computer Viruses Entering our Computer Systems. Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease.


     Year 2000 Compliance. The commonly referred to "Year 2000" problem relates to whether computer systems will properly recognize date sensitive information when the year changes from 1999 to 2000. Systems that do not properly recognize such information will generate wrong data and could fail. IFX has identified two main areas of Year 2000 risk:

     1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

     2. Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations. This risk is particularly acute in Latin America, where many older computer systems are still in use.

     Prior to entering the year 2000, the Company developed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to help ensure that they were Year 2000 compliant. The cost of addressing Year 2000 issues has been minor to date, as most of our PC's, laptops, servers, routers and other computer equipment were found to be Year 2000 compliant. In addition, the Company identified and communicated with third-party entities with which we transact significant business, including critical vendors and financial institutions, to determine their Year 2000 status and any probable impact on us. Our inquiries did not reveal any significant Year 2000 noncompliance issues affecting our material third parties.

     Now that we have entered the year 2000, we have tested our key computer systems and equipment and have confirmed that they appear to be Year 2000 compliant. To date, the Company has not experienced any material Year 2000 related disruptions or failures of our systems or services, nor have we been notified of any disruptions or failures in the systems of any of our third parties. There is an ongoing risk that Year 2000 related problems could still occur and we will continue to monitor and evaluate these risks; however, we believe that the Year 2000 problem should not pose any significant operational problems for us.